Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Basic Energy Services, Inc.:
     We consent to the incorporation by reference in the registration statement (No. 333-130509) on Form S-8 of Basic Energy Services, Inc. of our report dated March 20, 2006 with respect to the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, which report appears in the December 31, 2005 annual report on Form 10-K of Basic Energy Services, Inc. Our report refers to a change in accounting for asset retirement obligations as of January 1, 2003.

/s/ KPMG LLP
KPMG LLP

Dallas, Texas
March 20, 2006